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                                   EXHIBIT 11

              AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      For the three and nine months ended
                        September 30, 1997 and 1996
                    (In thousands, except per share amounts)

                                                      Three Months Ended       Nine Months Ended
                                                         September 30,           September 30,
                                                     --------------------    --------------------
                                                       1997        1996        1997        1996
                                                     --------    --------    --------    --------
Average shares outstanding .......................     48,774      41,680      47,964      41,616
Net additional common equivalent shares ..........        754        --          --          --
                                                     --------    --------    --------    --------

Average number of common and common equivalent
  shares outstanding .............................     49,528      41,680      47,964      41,616
                                                     ========    ========    ========    ========

Net income for per share computation .............   $    759    $(10,608)   $(44,286)   $ (1,523)
                                                     ========    ========    ========    ========

Net income per average common and common
   equivalent share outstanding ..................   $   0.02    $  (0.25)   $  (0.91)   $  (0.04)
                                                     ========    ========    ========    ========